Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-97077, 333-83285 and 333-58826) pertaining to the Inet Technologies, Inc. 1998 Stock Option/Stock Issuance Plan and the Inet Technologies, Inc. 1998 Employee Stock Purchase Plan, of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Inet Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas
January 30, 2004